July 18, 2008

The Student Loan Corporation Announces
 Second Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $42 million, or $2.10 per share, for the quarter ended June 30, 2008, a decrease of $29 million (40%) compared to net income of $71 million, or $3.53 per share, reported in same quarter of 2007.  This decrease was primarily driven by a $26 million (after-tax) increase in the Company’s provision for loan losses, largely attributable to increased reserves associated with losses inherent in the higher risk, uninsured segment of the Company’s CitiAssist® private education loan portfolio.  In addition, the Company’s gains on loans securitized decreased $29 million (after-tax) during the second quarter as compared to the same quarter in 2007, due to the overall degradation of market conditions.  These decreases were partially offset by an increase in fee and other income of $18 million (after-tax), reflecting a net mark-to-market gain on the Company’s residual interests and associated hedges.

“The student loan industry is still contending with a challenging business environment. In the second quarter we strategically repositioned ourselves to benefit from the products, channels, and operational structure that best enable us to grow profitably while thoughtfully deploying capital.  We remain committed to building a better future by providing unparalleled solutions that enable students and their families to finance the education of their choice,” said Student Loan Corporation Chief Executive Officer, Mike Reardon.

During the second quarter of 2008, the Company completed a $2.0 billion securitization. “During the quarter, we were able to take advantage of marginal improvements in the credit markets and realized better funding rates than were available through other channels. Our successful execution of an off-balance sheet securitization in the current environment clearly demonstrates our ability to successfully manage our business in these challenging markets,” said Mr. Reardon.

During the twelve-month period ended June 30, 2008, the Company’s managed student loan portfolio grew by $4.0 billion (11%) to $39.3 billion reflecting the Company’s continued strong origination performance.  The managed portfolio includes $23.1 billion of Company-owned loan assets and $16.2 billion of loans serviced on behalf of securitization trusts or other lenders. Originations for the quarter included retail FFELP Stafford and PLUS originations of $0.7 billion, a 20% increase from the same quarter of 2007. The Company also made new CitiAssist loan commitments of $0.2 billion, up 1% compared to the same quarter of last year.  Also during the quarter the Company’s loan consolidation activities contributed $0.1 billion of loans, which were $0.2 billion lower than same quarter of 2007.  This decrease was a direct result of the Company’s decision to temporarily withdraw from the Federal Consolidation Loan market.

Net interest income of $119 million for the second quarter of 2008 was $17 million (16%) higher than the same quarter of 2007. This increase was driven by higher average loan balances as well as an increase in net interest margin.   Net interest margin for the quarter was 1.89%.  This 15 basis point improvement over the second quarter of 2007 was driven by management’s repositioning of the portfolio towards higher rate loans, partially offset by a $20 million increase in funding costs due to higher credit premiums over LIBOR.  The trend towards higher credit premiums is expected to continue as the Company refinances its maturing term debt under less favorable conditions. The enactment of the College Cost Reduction and Access Act also had a negative impact on the Company’s net interest income, resulting in a $3 million reduction in the quarter.

The Company’s other income of $41 million for the second quarter of 2008 was $19 million (32%) lower than the same quarter of 2007.  This decrease was mainly attributable to lower gains realized on the securitization and lower loan sales. This decrease was partially offset by a net increase in the fair value of the Company’s derivatives and retained interests from securitization.

Total operating expenses of $52 million for the second quarter of 2008 were $6 million (13%) higher than in the same quarter of 2007.  Included in the second quarter 2008 operating expenses were $9 million of restructuring and related charges, primarily severance associated the Company’s strategic repositioning efforts.  Excluding these restructuring and related charges, operating expenses for the quarter totaled $43 million, $3 million lower than the comparable 2007 quarter.  The Company’s operating expense ratio, excluding restructuring and related charges (total operating expenses less restructuring and related charges as a percentage of average managed student loans) for the second quarter of 2008 was 0.44%, eight basis points lower than the same quarter of 2007 reflecting the Company’s continued disciplined approach to expense management.

The Company’s allowance for loan losses at June 30, 2008, was $82 million compared to $42 million at December 31, 2007.  This increase of $40 million includes $38 million related to the higher risk uninsured CitiAssist portfolio. This increase is largely due to a $25 million increase in reserves associated with certain higher risk uninsured loans that have not yet entered repayment status.  Continued seasoning of the Company’s CitiAssist portfolio also added to the increase.

The Company’s effective tax rate during the second quarter decreased to 33.1% from 38.0% in the same quarter of 2007. This decrease reflects a one-time credit to income taxes of $3 million to correct current and deferred income taxes payable. During the second quarter, the Company determined that the blended state statutory rate used to estimate taxes due from the Company under the tax sharing agreement in prior years was overstated. The correction was not deemed to be material to the current or prior year’s financial statements.  Excluding the impact of this correction, the Company’s effective tax rate for the second quarter was 38.4%.

The Company’s second quarter 2008 return on average equity decreased to 10.5 % from 17.9% in the same quarter of 2007, driven by lower earnings.

On July 16, 2008, the Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $1.43 per share.  The dividend will be paid September 2, 2008 to shareholders of record on August 15, 2008.

The Student Loan Corporation is one of the nation’s leading originators and holders of FFELP program and private education loans.  Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400.  Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.  Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in the Company’s filings with the Securities and Exchange Commission.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)

	June 30,	December 31,	June 30,
	2008	2007	2007
	(Unaudited)		(Unaudited)
ASSETS
Federally insured student loans	$14,719,407	$16,244,273	$16,355,000
Private education loans	5,819,978	4,696,337	3,021,424
Deferred origination and premium costs	660,296	668,082	607,695
Allowance for loan losses	(81,817)	(42,115)	(15,411)
Student loans, net	21,117,864	21,566,577	19,968,708
Other loans and lines of credit	18,157	87,437	18,809
Loans held for sale	1,926,538	337,790	2,160,804
Cash	656	25	363
Residual interests in securitized loans	701,598	633,074	593,552
Other assets	1,333,562	1,154,956	967,135

Total Assets	$25,098,375	$23,779,859	$23,709,371

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$11,801,600	$13,373,000	$9,543,300
Long-term borrowings, payable to principal stockholder	9,150,000	8,100,000	11,900,000
Long-term secured borrowings	1,830,988	-	-
Deferred income taxes	264,089	287,462	271,429
Other liabilities	427,403	395,174	381,382

Total Liabilities	23,474,080	22,155,636	22,096,111

Common stock, $0.01 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	141,377	141,355	141,343
Retained earnings	1,482,718	1,482,668	1,471,717

Total Stockholders' Equity	1,624,295	1,624,223	1,613,260

Total Liabilities and Stockholders' Equity	$25,098,375	$23,779,859	$23,709,371

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	Unaudited		Unaudited
NET INTEREST INCOME
Interest income	$318,769	$400,674	$648,516	$779,321
Interest expense	199,379	297,797	447,679	582,687
Net interest income	119,390	102,877	200,837	196,634
Provision for loan losses	(45,827)	(3,895)	(71,139)	(14,423)
Net interest income after provision for loan losses	73,563	98,982	129,698	182,211

OTHER INCOME
Gains on loans securitized	1,262	48,548	1,262	48,548
Gains on loans sold	859	2,492	2,314	20,266
Fee and other income	39,012	9,420	50,471	24,283
Total other income	41,133	60,460	54,047	93,097

OPERATING EXPENSES
Salaries and employee benefits	13,593	16,120	29,062	30,570
Restructuring and related charges	8,735	–	8,735	735
Other expenses	29,521	29,631	58,187	58,644
Total operating expenses	51,849	45,751	95,984	89,949

Income before income taxes	62,847	113,691	87,761	185,359
Income taxes	20,831	43,174	30,511	70,819
NET INCOME	$42,016	$70,517	$57,250	$114,540

DIVIDENDS DECLARED AND PAID	$28,600	$28,600	$57,200	$54,600

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)	$2.10	$3.53	$2.86	$5.73

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$1.43	$1.43	$2.86	$2.73

Certain prior period balances have been reclassified to conform to the current period’s presentation.